To:         National Australia Bank Limited
            C/- Corporate Banking and Finance NSW & ACT
            Level 25
            National Australia Bank House
            255 George Street
            SYDNEY  NSW  2000

Attention:  Mr Craig Trevor, Relationship Manager



Dear Sirs

Facilities to IGT (Australia) Pty Limited and subsidiaries

Subject to the following, this is a guarantee of the obligations of each company which is a "Group Member" under:

(a) each Facility, as defined in a Facility Agreement between IGT (Australia) Pty Limited and certain of its subsidiaries, and National Australia Bank Limited (ACN 004 044 937) ("Bank") dated on or about the date of this Guarantee ("Facility Agreement"); and

(b) all Treasury Transactions (as defined in the Facility Agreement) entered into by any Group Member with the Bank under any ISDA Master Agreement executed in connection with accommodation provided under the Facility Agreement ("Hedging Arrangements"), up to an aggregate maximum limit of A$205,000,000. We are aware of the terms of the Facility Agreement and the proposed Hedging Arrangements and understand that this Guarantee is a condition to the Bank making financial accommodation available to the Group Members.

1.   Guarantee

     International Game Technology ("Guarantor") unconditionally and irrevocably guarantees payment by each Group Member of all moneys owing, jointly and severally, by each Group Member to the Bank, whether or not now due and payable, or actual or contingent, in connection with the Facilities and the Hedging Arrangements (the "Guaranteed Moneys") up to an aggregate maximum limit of A$205,000,000. This Guarantee :

     (a) is in respect of all Guaranteed Moneys payable under the Hedging Arrangements; and

     (b) in respect of the Guaranteed Moneys payable under the Facility Agreement, is limited to:

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          (i)  in respect of principal, the aggregate of all amounts described in the definition of "Limit" in the Facility Agreement on the date it is signed; and

          (ii) in respect of amounts in the nature of fees, interest, Taxes (as defined in the Facility Agreement), costs, expenses and other amounts payable, such amounts calculated in accordance with the relevant terms of the Facility Agreement as those terms stand on the date it is signed; and

          (iii)in any case, such moneys owing or payable by subsidiaries which are "Group Members" under the Facility Agreement on the date the Facility Agreement is signed.

     The Guarantor will make payment under this Guarantee upon demand. A demand may be made at any time and from time to time after a Group Member has failed to pay the Guaranteed Moneys when due, even if demand has not been made on the Group Member.

2.   Indemnity

     If the obligation of a Group Member to pay the Guaranteed Moneys to the Bank is unenforceable for any reason, the Guarantor as a separate undertaking unconditionally and irrevocably indemnifies the Bank against any loss the Bank suffers as a result. However, the maximum amount recoverable under the indemnity in this paragraph 2 is limited to the aggregate amount of Guaranteed Moneys which would have been recoverable under paragraph 1 if the obligation of the Group Member to pay the Guaranteed Moneys to the Bank was enforceable. It is not necessary for the Bank to incur any expense or make any payment before enforcing this right of indemnity.

3.   Extent and release of guarantee and indemnity

     This Guarantee is a continuing security until, and (subject to paragraph 7 of this Guarantee) is automatically released once:

     (a)  there are no further Guaranteed Moneys outstanding; and
     (b)  there are no outstanding Hedging Arrangements; and
     (c) the Bank is under no further obligation to provide accommodation in connection with the Facility Agreement or the Hedging Arrangements.

     This Guarantee is not released merely because there are no Guaranteed Moneys owing at a particular time, or because a Group Member pays the Guaranteed Moneys owing at a particular time.

4.   Enforcement of rights

     The Guarantor waives any right it has of first requiring the Bank to make demand upon or commence proceedings or enforce any other right against a Group Member or any other person before claiming under this Guarantee.

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5.   Guarantee not affected

     The liability of the Guarantor and the right of the Bank under this Guarantee are not affected by anything which might otherwise affect them at law or in equity.

6.   Suspension of Guarantor's rights

     Until this Guarantee is released in accordance with paragraph 3, the Guarantor will not, without the consent of the Bank:

     (a) raise a defence, set-off or counterclaim available to it or a Group Member against the Bank in reduction of its liability under this Guarantee;
     (b) prove in competition with the Bank if a liquidator, provisional liquidator, receiver, official manager is appointed to a Group Member; or
     (c) claim to be entitled by way of contribution, indemnity, subrogation, marshalling or otherwise to the benefit of any security or guarantee held by the Bank in connection with the Guaranteed Moneys.

7.   Reinstatement of Guarantee

     If a claim is made that a payment to the Bank by a Group Member or another person is void or voidable (including, but not limited to, a claim under laws relating to liquidation, insolvency or protection of creditors), then the Bank is entitled immediately as against the Guarantor to the rights to which it would have been entitled under this Guarantee if the payment had not occurred. This paragraph continues to apply even though this Guarantee has been released in accordance with paragraph 3.

8.   Notification to the Bank

     The Guarantor must, promptly after becoming aware, deliver to the Bank by facsimile transmission or other instantaneous communication in writing all information publicly released by Moody's Investor Services, Inc and Standard & Poor's ratings agencies in the United States of America where that information discloses, or will in accordance with generally accepted market practice in the United States of America have, a negative effect upon the credit rating or credit outlook of the Guarantor.

9.   Governing law

     This Guarantee is governed by the law in force in New
     South Wales. The Guarantor submits to the jurisdiction of the courts of New South Wales and the courts of appeal from them.

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DATED: [   ] February 1998



 ...............................
Signed by [print name] who is a [print title] of International Game Technology and is duly authorized to sign this Guarantee on behalf of that company